EXHIBIT 3
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
     ASSOCIATED BANC-CORP, a Wisconsin corporation, organized and existing under the Wisconsin Business Corporation Law, hereby amends its Articles of Incorporation and, as amended, adopts the following restated Articles of Incorporation, which shall supersede and take the place of the existing Articles of Incorporation and amendments thereto.
ARTICLE I
NAME
     The name of the Corporation is ASSOCIATED BANC-CORP.
ARTICLE II
PURPOSES
     The purpose or purposes for which the corporation is organized: To engage in any lawful activity within the purpose for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.
ARTICLE III
CAPITAL STOCK
1.	The aggregate number of shares that the Corporation shall have authority to issue is 250,000,000 shares of Common Stock with a par value of $0.01 per share and 750,000 shares of Preferred Stock with a par value of $1.00 per share.

2.	The Preferred Stock shall be cumulative and dividends shall accrue thereon. No dividend shall be payable on the Common Stock if there are any accrued dividends on the Preferred Stock, up to and including the current quarterly dividend period for such Preferred Stock, which have not been paid, or been declared and a sum set aside for payment.

3.	The term accrued dividend on the Preferred Stock shall mean the rate of dividend per share from the date from which dividends thereon shall have first begun to accrue, less such amount or amounts as shall from time to time have been paid as dividends thereon and without regard to whether there shall be or shall have been at any time any net profits or surplus, and without regard to the amount of net profits or surplus at any time.

4.	The Preferred Stock shall have preference in payment over the Common Stock upon voluntary or involuntary liquidation.

5.	The Preferred Stock shall have no other rights or preferences except, however, the members of the Board of Directors of the Corporation are expressly vested to divide the Preferred Stock into series and determine among each series of the Preferred Stock the following rights and preferences:
(a) The rate of dividend;
(b) The price at and the terms and conditions on which shares may be redeemed;
(c) The amount payable upon shares in the event of voluntary or involuntary liquidation;
(d) Sinking fund provisions for the redemption or purchase of shares;
(e) The terms and conditions on which shares may be converted; and
(f) Voting rights.
6.	In the event the members of the Board of Directors fail to designate any of the aforementioned characteristics (a) through (f) of Paragraph 5, the Preferred Stock shall be deemed to be issued without any such rights or preferences thereon.

7.	No holder of any capital stock of the Corporation shall have any preemptive or other subscription rights nor be entitled as of right to purchase or subscribe for any part of the unissued stock of this Corporation or of any additional stock issued by reason of any increase of authorized capital stock of this Corporation or other securities whether or not convertible into stock of this Corporation.
ARTICLE IV
BOARD OF DIRECTORS
1.	Term; Number; Qualifications. The directors of the Corporation (“directors”) shall be divided into three classes: Class A directors, Class B directors and Class C directors. Each such class shall consist, as nearly as may be possible, of one-third of the total number of directors, and any remaining directors shall be included within such class or classes as the Board of Directors shall determine. The initial term of office of Class A directors shall expire at the first annual meeting of shareholders after their election, that of Class B directors shall expire at the second annual meeting of shareholders after their election, and that of Class C directors shall expire at the third annual meeting of shareholders after their election. At each succeeding annual meeting of shareholders beginning with the annual meeting of shareholders in 1993, successors to the class of directors whose terms expire at such annual meeting of shareholders shall be elected for a term of three years, until the annual meeting of shareholders in 2007. Beginning with the 2007 annual meeting of shareholders of the Corporation, the Class C directors shall not be classified and shall be elected for a one-year term, and the remaining directors shall hold office until the expiration of the term to which they had previously been elected. At the 2008 annual meeting of shareholders, Class A directors and those directors elected in 2007 shall be elected for a one-year term. At the 2009 annual meeting of shareholders and each subsequent meeting, the Board shall be declassified, and all directors will be elected for a one-year term and shall hold office until the next annual meeting of shareholders and until his or her respective successors shall have been duly elected and qualified, subject, however, to prior resignation, retirement, death, or removal from office. If the number of directors is changed, under no circumstances shall a decrease in the number of directors shorten the term of any incumbent director. The number of directors of the Corporation shall be no less than three. The exact number of directors serving on the Board of Directors of the Corporation shall be determined from time to time in the sole discretion of the Board of Directors, and shall be fixed only by resolution of the entire Board of Directors. Directors need not be residents of the State of Wisconsin or shareholders of the Corporation.

2.	Vacancies. Vacancies on the Board of Directors (whether newly created by an increase in the number of directors of the Corporation in accordance with applicable law and these Articles of Incorporation of the Corporation or created by the resignation, death, or removal of a director) shall be filled only by the remaining directors (whether or not such directors constitute a quorum). If the remaining directors of the Corporation do not constitute a quorum, a vacancy may be filled only by the affirmative vote of a majority of the remaining directors. The term of any director appointed to the Board of Directors as provided in this paragraph shall expire at the next annual meeting of shareholders following such appointment.

3.	Removal. No director of the Corporation may be removed from office by the shareholders of the Corporation or by the Board of Directors except for cause. For purposes of this paragraph, “cause” shall mean only:

(a) conviction of a felony;
(b) declaration of unsound mind by an order of a court of competent jurisdiction;
(c) gross dereliction of duty; or
(d) commission of an action which constitutes intentional misconduct or a knowing violation of law and that results in both an improper substantial personal benefit and a material injury to the Corporation.

ARTICLE V
REGISTERED OFFICE AND AGENT
     At the time of the adoption of these amended and restated Articles of Incorporation, the address of the registered office of the Corporation is 1200 Hansen Road, Green Bay, Wisconsin 54304, and the registered agent at such address is Brian R. Bodager.
ARTICLE VI
AMENDMENTS
     These articles may be amended in the manner authorized by law at the time of amendment.
ARTICLE VII
BUSINESS COMBINATIONS
1.	(a) Except as set forth in Section 2 of this Article, and in addition to any affirmative vote required by law or these Articles of Incorporation:
     (i) any merger or consolidation of the Corporation or any subsidiary (as hereinafter defined) with or into any interested stockholder (as hereinafter defined) or any other corporation which is, or after such merger or consolidation would be, an affiliate (as hereinafter defined) of an interested stockholder;
     (ii) any sale, lease, transfer, exchange, mortgage, pledge, or other disposition (in one transaction or in a series of related transactions) to or with any interested stockholder or any affiliate of any interested stockholder of all or substantially all of the assets of the Corporation;
     (iii) the issuance or transfer by the Corporation or any subsidiary (in one transaction or in a series of transactions) of any voting securities of the Corporation or any subsidiary in exchange or payment for the securities or assets of any interested stockholder or any affiliate of any interested stockholder;
     (iv) any recapitalization or reclassification of the shares of stock of the Corporation in any manner which would have the effect, directly or indirectly, of increasing the voting power of any interested stockholder or any affiliate of any interested stockholder; or

     (v) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any interested stockholder or any affiliate of any interested stockholder;
     (vi) shall require the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding shares of capital stock of the Corporation entitled to vote in elections of directors, voting for purposes of this Article as one class.
(b) Notwithstanding the provisions of Subsection (a) above, both the affirmative vote required by Subsection (a) above and the affirmative vote of the holders of not less than eighty percent (80%) of the noninterested outstanding shares (as hereinafter defined) of capital stock of the Corporation entitled to vote in elections of directors, voting as one class for purposes of this Article, shall be required to adopt, approve or authorize any transaction described in Subsection (a) above unless:
     (i) the aggregate amount of the cash and the fair market value, as of the date of the consummation of a transaction described in Subsection (a) above, of consideration other than cash to be received per share by the holders of Common Stock of the Corporation in any transaction described in Subsection (a) above shall be at least equal to the highest of the following:
     (A) the highest price per share (including any brokerage commissions, transfer taxes, and soliciting dealer’s fees) paid or agreed to be paid by such interested stockholder to acquire beneficial ownership of any shares of such Common Stock;
     (B) the fair market value per share of Common Stock on the date of the first public announcement of a transaction described in Subsection (a) above or on the date such interested stockholder became an interested stockholder, whichever is higher;
     (C) an amount per share representing the same percentage premium over the market price per share as of the date of the consummation of a transaction described in Subsection (a) above as the price per share in (A) bears to the market price immediately prior to the time such interested stockholder became an interested stockholder; and
     (D) the per share book value of such Common Stock at the end of the calendar month immediately preceding the consummation of such transaction;

     (ii) the consideration to be received per share by the holders of Common Stock of the Corporation in any transaction described in Subsection (a) above shall be in cash or in the same form as such interested stockholder previously paid for shares of Common Stock or if such interested stockholder has paid for shares of Common Stock with varying forms of consideration, the form of consideration for Common Stock shall be either cash or the form used to acquire the largest number of shares of Common Stock previously acquired by it;
     (iii) after such interested stockholder has become an interested stockholder and prior to the consummation of any transaction described in Subsection (a) above:
     (A) except as approved by a majority of the continuing directors, there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock below the average of the annual rate of dividends paid on the Common Stock in the prior two fiscal years (except as necessary to reflect any subdivision of the Common Stock) and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock; and
     (B) such interested stockholder shall not have become the beneficial owner (as hereinafter defined) of any additional shares of Common Stock except as part of the transaction which results in such interested stockholder becoming an interested stockholder;
     (iv) after such interested stockholder has become an interested stockholder, such interested stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with any transaction described in Subsection (a) above or otherwise; and
     (v) a proxy statement describing the proposed transaction in Subsection (a) above and complying with the requirements of the Securities and Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least thirty (30) days prior to the stockholder meeting at which the stockholder vote required by Subsection (a) above is to take place

(whether or not such proxy statement is required to be mailed pursuant to such Act or subsequent provisions).
2.	The provisions of Section 1 of this Article shall not apply to any transaction described therein if:
(a) the Board of Directors by resolution shall have approved such transaction, provided that a majority of those members of the Board of Directors voting in favor of such resolution were continuing directors; or
(b) the transaction is solely between the Corporation and a subsidiary of the Corporation, none of the stock of which is owned by such interested stockholder or any affiliate of such interested stockholder.
3.	For purposes of this Article:
(a) an “interested stockholder” is any person who is, or at any time within the preceding twelve (12) months has been, the beneficial owner of ten percent (10%) or more of the outstanding shares of capital stock of the Corporation entitled to vote in elections of directors;
(b) “noninterested outstanding shares” are the issued and outstanding shares of the Corporation entitled to vote in elections of directors, other than any shares beneficially owned by a person who is an interested stockholder;
(c) any specified person shall be deemed to be the “beneficial owner” of shares of capital stock of the Corporation which:
     (i) such specified person or any of its affiliates or associates (as hereinafter defined) owns, directly or indirectly, whether of record or not;
     (ii) such specified person or any of its affiliates or associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding, whether written or unwritten, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote, or the right to direct the voting of, pursuant to any agreement, arrangement, or understanding; or
     (iii) are beneficially owned, directly or indirectly (including shares deemed owned through application of clauses (i) and (ii), above) by any other person with which such specified person or any of its affiliates or associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of stock of the Corporation or any subsidiary;

(d) a “person” is any individual, firm, corporation, trust, or other entity;
(e) an “affiliate” of a specified person is any person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person;
(f) an “associate” of a specified person is:
     (i) any person (other than the Corporation or any subsidiary) of which such specified person is a director, officer, or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities;
     (ii) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity; or
     (iii) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director, officer, or partner of or in any corporation or organization, or of or in the parent of any corporation or organization, in which such specified person is a director, officer, or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities;
(g) a “continuing director” is a person who was a duly elected and acting member of the Board of Directors prior to the time such interested stockholder became an interested stockholder and who is not an affiliate or associate of such interested stockholder, or a person designated (before his initial election as a director) as a continuing director by a majority of the then continuing directors; and
(h) a “subsidiary” is any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.
4.	For purposes of determining whether a person owns beneficially ten percent (10%) or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, the outstanding shares of stock of the Corporation shall include shares deemed owned through application of clauses (i), (ii), or (iii) of Section 3.(c) above but shall not include any other shares which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, or options, or otherwise.

5.	A majority of the continuing directors shall have the power and duty to determine, for purposes of this Article, on the basis of information known to such directors:

(a) whether any person is an interested stockholder;
(b) the fair market value of consideration other than cash to be received by the holders of the Common Stock of the Corporation in any transaction described in this Article;
(c) the per share book value of the Common Stock of the Corporation at the end of the calendar month immediately preceding the consummation of any transaction described in this Article; and
(d) whether any person is an affiliate or associate of another.
6.	Notwithstanding the provisions of Article II of the Corporate Bylaws, the provisions of this Article may not be amended, modified, or repealed unless authorized and approved by both the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of the stock of the Corporation entitled to vote in elections of directors, voting as one class for the purposes of this Article, and the affirmative vote of the holders of not less than eighty percent (80%) of the noninterested outstanding shares of stock of the Corporation entitled to vote in elections of directors, voting as one (1) class for purposes of this Article.
ARTICLE VIII
REQUIRED VOTE
     The voting requirements set forth in each of Sections 180.1003(3) (relating to amendments to the Corporation’s Articles of Incorporation); 180.1103(3) (relating to a merger of the Corporation); 180.1202(3) (relating to a sale of assets of the Corporation not in the ordinary course); 180.1402(3) (relating to a dissolution of the Corporation); and 180.1404(2) (relating to revoking a dissolution of the Corporation), of the Wisconsin Business Corporation Law, shall apply to the Corporation as set forth therein and Section 180.1706 (relating to super majority voting requirements with respect to the above listed sections) shall not apply to the Corporation.